Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, December 10, 2007

(713) 651-4300

KEY ENERGY SERVICES ANNOUNCES ACQUISITION

HOUSTON, TX, December 10, 2007 – Key Energy Services, Inc. (NYSE: KEG) announced today that it has acquired the well service assets of Kings Oil Tools. The acquired assets, which are located in California, include 36 marketed well service rigs, 10 stacked well service rigs and related support equipment. Management anticipates that the acquired assets will contribute revenue of approximately $36 million in 2008. Total consideration paid for the transaction was approximately $45 million in cash.

Commenting on the acquisition, Dick Alario, Key’s Chairman and CEO, stated, “We are excited to expand our presence in California, which today is Key’s best performing division. The region is essentially all oil production and thus, has been stable for the last several years. We believe the acquired well service rig assets will allow us to better meet the needs of our California customer base.”

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, the Company’s ability to meet anticipated financial targets and the Company’s ability to successfully integrate the acquired assets and maintain existing customer relationships. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.

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